                                                                      EXHIBIT 11


                             AMERICAN BRANDS, INC.

  Statement setting forth net income for computation of earnings per Common share - primary and fully diluted:

                                      Years Ended December 31,
                                      1996     1995      1994
                                     -------  -------  --------
                                           (In millions)

Income from continuing
  operations before
  extraordinary items                $496.8   $543.1   $ 885.1
Preferred stock dividend
  requirements                          1.2      1.3       1.4
                                     ------   ------   -------
Income from continuing operations
  before extraordinary items for
  computing earnings per Common
  share - Primary                     495.6    541.8     883.7
Loss from discontinued operations         -        -    (151.0)
Extraordinary items                   (10.3)    (2.7)        -
                                     ------   ------   -------

Net income for computing earnings
  per Common share - Primary          485.3    539.1     732.7
Interest and related expenses on
  Convertible debentures, net of
     income taxes                       2.4     12.7      21.5
  Convertible Preferred stock
     dividend requirements              1.2      1.3       1.4
                                     ------   ------   -------
Net Income for computing earnings
  per Common share -
     Fully diluted                   $488.9   $553.1   $ 755.6
                                     ======   ======   =======

  Statement setting forth net income for computation of earnings per Common share - primary and fully diluted:


                                    Years Ended December 31,
                                     1996     1995     1994
                                    -------  -------  -------
                                      (In millions, except
                                       per share amounts)

Weighted average number of
  Common shares outstanding
  during each year - Primary         173.3    186.9    201.6
Addition from assumed conversion
  as of the beginning of each
  year of the Convertible
  Preferred stock outstanding
  at the end of each year              1.7      1.9      2.1
Addition from assumed conversion
  of Convertible debentures              -      3.7      9.3
Other additions                        3.4      3.2      0.7
                                    ------   ------   ------
Weighted average number of
  Common shares outstanding
  during each year on a Fully
  diluted basis                      178.4    195.7    213.7
                                    ======   ======   ======
EARNINGS PER COMMON SHARE
  Primary
     Income from continuing
        operations                  $ 2.86   $ 2.90   $ 4.38
     Loss from discontinued
        operations                       -        -     (.75)
     Extraordinary items              (.06)    (.01)       -
                                    ------   ------   ------
  Net income                        $ 2.80   $ 2.89   $ 3.63
                                    ======   ======   ======
  Fully diluted
     Income from continuing
        operations                  $ 2.80   $ 2.84   $ 4.24
     Loss from discontinued
        operations                       -        -     (.71)
     Extraordinary items              (.06)    (.01)       -
                                    ------   ------   ------
  Net income                        $ 2.74   $ 2.83   $ 3.53
                                    ======   ======   ======

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